Exhibit 14.1

                                  Ethics Policy

ProUroCare Medical, Inc. has a policy of requiring adherence to the highest ethical standards in all its dealings with customers, vendors, employees and stockholders. Ethical behavior contemplates the principles of morality, fairness and respect.

Ethical lapses are not a shortcut to profitability. Unimpeachable ethical conduct is absolutely consistent with financial success and business excellence.

Compliance with law or strict adherence to a contract is not equivalent to fair dealing. The desirable business practice is to have all contractual terms favor the company but deal in a manner that commands respect within the business community.

Every employee of the company has the right to expect that compensation and advancement opportunities will be determined solely by his/her capability, personal performance and contribution.

Firm and aggressive negotiation on behalf of the company is consistent with this policy.

Dealings with relatives or friends, whether customers, vendors or employees, have the appearance of being a conflict of interest, and such dealings are generally to be avoided. Where such a situation is considered to be in the company's interest, the review and active participation of the related party's supervisor is required.

Nowhere is adherence to ethical standards more important than in dealing with vendors and service providers to the company. The enrichment of an employee by a vendor to the company is an absolute ethical lapse. Such a lapse could result in immediate termination without notice. There is no way to successfully assert that an employee's business judgment has not been affected by such transactions.

Since the conduct of an organization reflects that of its leadership, the obligation to comply with this policy weighs most heavily on the company's management.

The ethical test of an action is how it will be judged when all of the relevant facts are fully disclosed to all interested parties.

Even the appearance of a conflict of interest is to be avoided.

If there is ever a situation in which it is not clear whether a conflict exists, an employee of the company should discuss the matter with anyone in management, including corporate officers. A consensus of peers does not relieve an individual of the personal responsibility to comply with the company's Ethics Policy. If an employee becomes aware of behavior of another which violates this policy, the violation should be reported to a manager in the company, an officer of the company or the Board of Directors of the company, as appropriate




Adopted February 15, 2005                                                 Page 1

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                             ProUroCare Medical Inc.

                                 Code of Conduct

ProUroCare Medical, Inc. and its subsidiaries (collectively, the "Company") has a policy of requiring adherence to the highest ethical standards in all its dealings with customers, vendors, employees and stockholders. Ethical behavior contemplates the principals of morality, fairness and respect.

Coverage In addition to strict adherence to the Ethics Policy and all other applicable policies, this Code of Conduct (this "Code") applies to all employees, officers and directors of the Company; provided that, the "Financial Management Code of Ethics" below applies solely to financial management of the Company as identified therein.

This Code is intended to comply with all applicable rules and regulations, including without limitation Nasdaq's "code of conduct" provisions and those promulgated by the Securities and Exchange Commission under Section 406 of the Sarbanes-Oxley Act of 2002.

Conflicts of Interest The Company expects everyone to avoid conducting personal or private business that conflicts with, or gives the appearance of conflicting with, the interests of the Company. You are also required to notify the Company in the event you encounter actual or potential conflicts in the future.

Fair Dealing We do not seek competitive advantages through illegal or unethical business practices. Each employee, officer and director should endeavor to deal fairly with the Company's service providers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

Compliance with the Law You are required to obey all governmental laws, rules and regulations applicable to your conduct of the Company's business. In this regard, it is your responsibility to become familiar with the rules, regulations and laws that may apply to your business dealings. Merely complying with the law, however, should not comprise the limits of your ethical behavior. Rather, this requirement is the minimum, essential part of your ethical responsibility.

Ethical Obligations Regarding SEC Reports and Other Public Communications As a public company, it is of critical importance that the Company's filings with the Securities and Exchange Commission and other public communications be accurate and timely. Depending upon your position with the Company, you may be called upon to provide information to assure that the Company's public reports are accurate, complete, fair and understandable. The Company expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate information related to the Company's public disclosure requirements.

All of our employees and directors must strive to adhere to these principles and to cultivate a culture throughout the Company that promotes the fair and timely reporting of the financial results and condition of the Company.
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Code Administration This Code shall be administered by the Audit Committee of the Board of Directors. The Audit Committee, with the assistance of the management of the Company, is ultimately responsible for distributing and periodically updating this Code, providing education to employees about their ethical responsibilities, ensuring that procedures are in place for reporting violations, monitoring and investigating suspected violations and enforcing this Code.

Addressing Concerns or Questions Every person subject to this Code must comply with the letter and spirit of this Code and with the policies and procedures of the Company. No matter how insignificant an issue may seem, you should challenge questionable behavior as soon as you see or suspect it is happening. As part of the Company's open door policy, we want you to take questions that concern business conduct and ethics to your supervisor, a senior leader or to the Chairman of the Audit Committee. The overriding idea is to speak up and bring concerns into the open so that any problems can be resolved quickly and serious harm may be avoided. Be assured that any person who reports a suspected violation in good faith will not be subject to retaliation.

Confidential Reporting of Violations and Concerns The Audit Committee of the Board of Directors, on behalf of the Company, has established a procedure by which concerns, complaints or suspected violations may be raised confidentially. This procedure may be used to confidentially raise concerns about the Company's accounting, internal accounting controls or auditing matters. An employee may utilize this confidential procedure to raise a new complaint or concern or to report a complaint or concern that he or she has previously raised which he or she feels has not been appropriately handled.

To confidentially submit a concern, complaint or suspected violation, including a concern about the Company's accounting, internal accounting controls or auditing matters, you may anonymously contact any member of the Audit Committee of the Board of Directors at the telephone numbers and addresses provided below. Complaints regarding the Company's accounting, internal accounting controls or auditing matters will be promptly presented to and addressed by the Audit Committee of the Board of Directors. Other complaints will be investigated by appropriate Company personnel, including, when appropriate, the Audit Committee of the Board of Directors. Be assured that an employee who reports a suspected violation in good faith will not be subject to retaliation and his or her confidentiality will be protected in accordance with applicable law.

If any person believes that he or she has been subjected to any retaliation, he or she may file a complaint with the Chairman of the Audit Committee. If it is determined that an employee has experienced any improper employment action, such employee will be entitled to appropriate corrective action.

Effect of Violations The Company will promptly take appropriate action if you engage in conduct that is considered unacceptable. Disciplinary action will be taken against:

    o Any person who authorizes, directs, approves or participates in violations of this Code or the Ethics Policy or other applicable policies;

    o Any person who has deliberately failed to report violations of this Code or the Ethics Policy or other applicable policies, who has concealed violations of this Code or the Ethics Policy or other applicable policies or who has deliberately withheld or misstated relevant information concerning a violation of this Code or the Ethics Policy or other applicable policies;
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    o    Any person who retaliates, directly or indirectly, or encourages other to do so, against any other person because of a report by that person of a suspected violation of this Code or the Ethics Policy or other applicable policies; and

    o Any person who, under the circumstances, should have known about a violation by another person under his or her supervision or who did not act promptly to report and attempt to correct a violation.

Disciplinary measures that may be invoked include, but are not limited to, counseling, oral or written reprimands, warnings, probation, suspension without pay, demotions, reductions in salary, termination of employment and/or restitution. Furthermore, illegal actions will be dealt with swiftly and violators will be reported to appropriate authorities. The specific sequence of steps to be followed will be determined jointly by your supervisor and the Audit Committee Chairman. In addition, some circumstances may require the involvement of other members of the senior management team and/or the Audit Committee of the Board of Directors. Although no two situations are identical, the Company is committed to prompt, fair and consistent enforcement of this Code.

Waivers There shall be no material change in any part of this Code except by a vote of the Board of Directors of the Company. Any waiver of this Code for directors or executive officers (including our principal financial and accounting officer(s)) must be approved by the Board of Directors and will be promptly disclosed, together with the reasons for granting the waiver, by the Company to its stockholders in the manner required by law.

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                       Financial Management Code of Ethics

In addition to the other provisions of this Code, this Financial Management Code of Ethics applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions for the Company, and persons performing similar functions at each subsidiary of the Company (collectively, the "Financial Management").

The Financial Management of the Company has special responsibilities to ensure the fair and timely reporting of the Company's financial results and condition, to foster an organizational culture of integrity and honest and ethical conduct, and to promote compliance with all applicable laws, rules and regulations.

Because of this special role, all members of the Company's Financial Management must adhere to the following requirements (in addition to the Code and all other policies):

Conduct. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, is required at all times. Dealings with relatives or friends, whether customers, vendors or employees, has the appearance of being a conflict of interest and such dealings are generally to be avoided. Where such a situation is considered to be in the Company's interest, the review and active participation of the Audit Committee of the Board of Directors is required. Even the appearance of a conflict of interest is to be avoided. Demand compliance with this Code by your subordinates.

Disclosure. Company management with responsibility for communications with regulators and/or the public are required to ascertain that each communication contains full, fair, accurate, timely and understandable disclosures. The goal of each member of the Financial Management is to contribute to the quality of the Company's financial statements and related public disclosures. Endeavor to identify and correct any false or misleading information.

Compliance. Understanding of and compliance with all applicable laws, rules and regulations is required at all times.

Reporting. If a member of the Financial Management becomes aware of behavior of a violation or potential violation of this Code, it must be promptly reported to the Audit Committee of the Board of Directors by use of the mechanism set forth in "Confidential Reporting of Violations and Concerns" above, or other reasonable means which include confirmation of receipt.

Accountability. Failure to adhere to this Code, or any portion hereof, will be viewed as a severe disciplinary matter that may result in disciplinary action, including immediate termination of employment without notice. Participation in any periodic review process conducted by the Company to review and access compliance with this Code, and to facilitate improvements, is required.

Note: Nothing in this Code confers upon any employee any right to continue in the employ of or engagement by the Company or constitute any contract or agreement of employment or engagement. The nature of the employee's relationship, subject to any employment contract that he or she may have with the Company, is and remains "at-will," subject to the terms of any agreement that such employee may have with the Company.
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Members of the Audit Committee:

       David Koenig, Chairman                        (612) 627-0539
       20200 Cottagewood Road
       Deephaven, MN  55331

       Alex Nazarenko                                (651) 639-1750
       American Phoenix
       2277 West Highway 36, Suite 254
       Roseville, MN  55113